Supplement dated March 7, 2022
to Pricing Supplement dated December 8, 2021,
ETF Underlying Supplement dated September 2, 2021,

Prospectus Supplement dated September 2, 2021 and Prospectus dated September 2, 2021 (together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(2) Registration Statement No. 333- 257113

Canadian Imperial Bank of Commerce

Capped Leveraged Buffered Notes with Averaging Dates

Linked to the SPDR® Dow Jones® Industrial Average ETF Trust due April 6, 2026

CUSIP: 13607X3S4

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, CIBCWM or any of our other affiliates. Certain terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Initial Price for the notes was defined in the final pricing supplement dated December 8, 2021 (the “Final Pricing Supplement”) as the arithmetic average of the Closing Price of the Fund on each scheduled Trading Day from and including December 6, 2021 to and including March 7, 2022, excluding any scheduled Trading Day on which a Market Disruption Event occurs.

The determination period for the Initial Price expired on March 7, 2022. The arithmetic average of the Closing Price of the Fund on each scheduled Trading Day from and including December 6, 2021 to and including March 7, 2022 was $351.81, rounded to two decimal places.

Therefore, the Initial Price for the notes is $351.81.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Additional Risk Factors” sections beginning on page PS-6 of the Final Pricing Supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated December 8, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921148116/tm2134038d55_424b2.htm

•	Underlying supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112446/tm2123981d25_424b5.htm

•	Prospectus supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

•	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1045520. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.